Gendarmeria de Chile Signs New Electronic Monitoring Contract With Track Group

NAPERVILLE, Illinois – Track Group, Inc. (OTCQX: TRCK), a global leader in providing criminal justice agencies with offender tracking and monitoring services, today announced that Gendarmeria de Chile, the Republic of Chile's uniformed prison service, signed a new agreement with the Company to provide electronic monitoring products and services commencing on October 18, 2017 for a period of 365 days totaling up to approximately $10.6 million.

The previous multi-year agreement signed between Gendarmeria de Chile and the Company's Chilean subsidiary in 2013, ended in October of 2017 although services have continued uninterrupted.

“The commitment we made to Gendarmeria de Chile and Ministerio de Justica in 2013 remains the same today,” said Derek Cassell, Track Group’s CEO. “Which is to provide the best and most effective technology combined with extraordinary service with the ultimate goal of helping to alleviate prison overcrowding, while ensuring compliance among domestic violence, pre-trial and early release offenders.”

Services provided by Track Group as part of the contract include the provision of monitoring software, supply, installation, replacement and withdrawal of surveillance devices, training for Gendarmería de Chile’s personnel, and maintenance of the Surveillance Center and the Regional Surveillance Support Center.

“I’m very proud to say that together with Gendarmeria de Chile and Ministerio de Justica, we built what has become known as one of the most successful offender monitoring programs in the world,” said Francisco Javier Toro Lyng, General Manager of Track Group’s Chilean Office.  “We are thrilled this relationship will now have an opportunity to continue.”

For more information about this contract award or any monitoring products and services offered by Track Group, contact Matt Swando at 877-260-2010.

About Track Group (trackgrp.com)Track Group designs, manufactures, and markets location tracking devices and develops and sells a variety of related software, services, accessories, networking solutions, and monitoring applications for the criminal justice market. The Company’s products and services are designed to empower professionals in security, law enforcement, corrections and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

Media Contact:Matt Swando, Track Group877-260-2010matthew.swando@trackgrp.com